Exhibit 1.04

NOVATION AGREEMENT

This novation agreement (the “Novation Agreement”) is dated as of June 1, 2012 and is made among Superfund Green, L.P. (f/k/a Quadriga Superfund, L.P.), a Delaware limited partnership whose general partner is Superfund Capital Management, Inc. (collectively, the “Remaining Party”), Superfund USA, Inc. (the “Transferor”) and Superfund USA, LLC (the “Transferee”).

The Transferor and the Remaining Party entered into a Selling Agent Agreement dated on or about November 1, 2008 (the “Original Agreement”).

With effect from and including the date herof (the “Novation Date”), the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the Original Agreement, with the effect that the Remaining Party and the Transferee enter into a new agreement (the “New Agreement”) between them in the exact form of the Original Agreement.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Original Agreement.

Accordingly, the parties agree as follows: —

1.	Transfer, Release, Discharge and Undertakings.

With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)	the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to the Original Agreement and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Original Agreement; and

(b)	in respect of the New Agreement, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to the Original Agreement (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date).

2.	Representations and Warranties.

(a)	On the date of this Novation Agreement:

(i)	Each of the parties makes to each of the other parties those representations and warranties set forth in the Original Agreement (with respect to the Remaining Party and the Transferor) and the New Agreement (with respect to the Remaining Party and the Transferee).

(iii)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)	it has made no prior transfer (whether by way of security or otherwise) of the Original Agreement or any interest or obligation in or under the Original Agreement; and

(B)	as of the Novation Date, all obligations of the Transferor and the Remaining Party under the Original Agreement required to be performed on or before the Novation Date have been fulfilled.

(b)	The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

3.	Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by electronic transmission), each of which will be deemed an original.

4.	Costs and Expenses.

The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

5.	Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

6.	Governing Law.

This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

SUPERFUND GREEN, L.P.		SUPERFUND USA, INC.

By:	Superfund Capital Management, Inc., its General Partner

By:	/s/ Nigel James	By:	/s/ Matthew Bochenek
	Nigel James President		Matthew Bochenek Director

Date:	6/1/12	Date:	6/1/12

SUPERFUND USA, LLC

By:	/s/ Heather Kelly
Heather Kelly Manager/President

Date:	6/1/12